Exhibit 10.4

CONCESSION AGREEMENT

This CONCESSION AGREEMENT (this “Agreement”) is entered into and effective as of December 7, 1999, by and between WALT DISNEY WORLD CO. (“Disney”), with a mailing address of P.O. Box 10,000, Lake Buena Vista, Florida 32830, and CRYSTAL MAGIC, INC. (“Vendor”), with a mailing address of 2120 Hidden Pine Lane, Apopka, Florida, 32712 whereby Vendor shall provide certain services and/or merchandise for sale to guests of Epcot® (the “Premises”), located at the WALT DISNEY WORLD® Resort.

IN CONSIDERATION of the mutual covenants contained herein, the parties agree as follows;

1.      Grant of License. Disney hereby grants to Vendor a non-exclusive, non-transferable license to enter upon the Premises to perform the services described on Exhibit A, attached hereto and made a part hereof (the “Services”), and for no other purpose, Vendor shall provide the Services at the Premises at Epcot® Imagination Institute (the “Concession”). The provisions of this Agreement shall be deemed to create a mere license only, and shall not be construed no be a lease, sublease, assignment, easement or” any other conveyance of any interest in or to the Premises or in or to anything contained therein or thereon. Vendor shall not make any alterations or modifications to the Premises or the Concession without the prior written approval of Disney, which approval may be withheld by Disney in its sole discretion. Disney may enter the Concession at any time for any purpose Including, without limitation, ensuring that Vendor is complying with the terms of this Agreement.

2.      Name of the Concession. The name and any changes to the name of the Concession must be pre-approved in writing by Disney in its sole discretion. Unless otherwise agreed in writing by Disney, in its sole discretion, in providing the Services, Vendor shall not identify the name of Vendor or the brand name of the merchandise, products or services being offered by Vendor at the Concession.

3.      Days and Times of the Services, Vendor shall provide the Services at the Concession on the days and times as set forth on Exhibit A, or such other days and times as Disney shall designate in its sole discretion.

4.      Term, The term of this Agreement shall commence on December 7, 1999, and continue through and including September 30, 2006 (the “Term”), unless either party terminates this Agreement, with or without cause, by providing the other party with sixty (60) days’ prior written notice, In addition, Disney may terminate this Agreement for cause (e.g., if Vendor fails to perform any of its obligations under this Agreement) immediately by giving notice to Vendor, The parties mutually agree that there may be a period during the Term during which the Concession will be closed by Disney for, among other reasons, maintenance and rehabilitation of the Premises or special events (the “Closed Period”). The existence of the Closed Period shall not extend the Term or release the parties from their obligations hereunder.

5.           Merchandise/Other Products/Services. Vendor shall provide the merchandise, other products and/or services in connection with the Services, as identified in Exhibit, B. attached hereto and made a part hereof. All changes in the merchandise, other products and/or services shall be approved by Disney in writing in its sole discretion, Disney shall have the right, in its sole discretion, to require Vendor to remove any merchandise, other products and/or services from the Concession and/or to add any merchandise, other products and/or services to the Concession; provided, however, that Disney shall not have the right to requite Vendor to remove crystal glass cubes completely from the Concession without the prior written approval of Vendor

6.           Inventory/Equipment/Supplies. Vendor will provide all inventory, equipment and supplies necessary to provide the Services including, but not limited to. the equipment described on Exhibit C, attached hereto and made a pan hereof (the “Equipment”) All of the inventory, Equipment and supplies shall be subject to the prior approval of Disney in its sole discretion. Vendor shall keep the Concession fully supplied at all times. Vendor shall regularly inspect and service the Equipment, keeping each piece of Equipment in good working order. Vendor will be responsible for cleaning below, above and behind the Equipment and for complying with all other applicable rules and regulations relating to the Equipment Including, but not limited to, those rules and regulations more fully set forth in Exhibit D, attached hereto and made a part hereof. During the Term, Vendor shall retain ownership of all of the inventory, Equipment and supplies necessary to provide the Services and all risk of loss thereto shall be borne solely by Vendor, except to the extent such loss is caused solely by Disney’s gross negligence or willful misconduct. Maintenance of the Equipment during the Term shall be Vendor’s sole responsibility. Upon the expiration or sooner termination of this Agreement, Vendor shall promptly remove all of its inventory, Equipment and supplies from the Premises. If Vendor shall fail to remove any of its inventory, Equipment or supplies from the Premises, Disney may, at its option, either remove and dispose of any or all of the same at Vendor’s expense or retain the same, in which latter event all right, title and interest therein shall pass to and vest m Disney.

7.           License To Use Disney Characters.

a.           Disney hereby grants to Vendor a revocable, non-transferable, royalty-free, nonexclusive license to use the characters identified on Exhibit B only. On the merchandise identified on Exhibit B. Vendor acknowledges that Disney has adopted the Code of Conduct for Manufacturers (the “Code”) set forth on Exhibit D. attached hereto and made a part hereof. If Vendor, at any time, desires to utilize a third party to manufacture or produce any of the merchandise identified on Exhibit B. Vendor will notify Disney of the names and physical street addresses of such third parties (individually, a “Third Party” and collectively, the “Third Panics”), Disney shall have the right, in its sole discretion, to approve in writing all of the Third Parties, If Disney does not approve in writing any Third Party, Vendor shall not use such Third Party to manufacture or produce the merchandise identified on Exhibit B. If Disney approves a Third Party in writing, Vendor may use such Third Party to manufacture or produce the merchandise identified on Exhibit B

b.           To the extent Vendor wishes to manufacture or produce any of the merchandise Identified on Exhibit B itself, Vendor shall adopt the Code and shall evidence such adoption by executing a copy of the Code and delivering the originally executed copy of the Code to Disney prior to Vendor’s commencement of the manufacture or production of the merchandise identified on Exhibit B

c.           Disney shall have the right, in its sole discretion, to withdraw its approval of any Third Party at any time. If Disney withdraws its approval of any Third Party. Vendor shall immediately stop using such Third Party to manufacture or produce the merchandise identified on Exhibit B. provided, however, that Vendor shall be permuted to sell ail of such merchandise in its inventory, unless Disney provides otherwise in writing to Vendor

d.           Disney shall have the right to evaluate and monitor Vendor to ensure that Vendor is only using Third Parties approved by Disney hereunder to manufacture and produce the merchandise identified on Exhibit B including, but not limited to, on-sire inspections and reviews of books and records

e.           Vendor shall not sell or use the merchandise identified on Exhibit B at any ocher location or for any purpose other than in connection with [he Services, unless approved by Disney in its sole discretion. Upon the expiration or sooner termination of this Agreement, Vendor shall return to Disney any remaining Inventory of such merchandise.

8.           Signage. Disney shall provide, at its sole cost and expense, such signage and promotional materials for the Concession as Disney deems necessary, in its sole discretion. Vendor shall not display or distribute any other signage or promotional materials at the Concession.

9.           Uniforms. Disney will provide all uniforms for Vendor and its employees. Vendor acknowledges and agrees that Vendor has no ownership rights in the uniforms Vendor shall return the uniforms to Disney for cleaning and maintenance as Disney may require during the Term. Vendor shall keep such uniforms clean and professional at all times in accordance with Disney’s safety and appearance standards whenever Vendor or its employees are performing the Services. Upon expiration or sooner termination of this Agreement, Vendor shall immediately return the uniforms to Disney Vendor will be responsible for reimbursing Disney for Disney’s uniform cleaning, maintenance and /or replacement costs for Vendor and Vendor’s employees upon receipt of a monthly invoice from Disney. To the extent any of the uniforms are lost or substantially damaged, as determined by Disney in its sole discretion. Vendor agrees to reimburse Disney for the replacement costs of such uniforms.

10.           Disney’s Responsibilities During the Term, Disney shall be responsible for the following, at its sole cost and expense:

a.           Utilities (other than telephone). In no event shall Disney be liable or responsible for any interruption or disruption of utility service and Vendor hereby waives any and all claims against Disney for any loss, damage or expense arising out of, or incurred In connection with, any such interruption or disruption, and

b.           Trash pick up.

11.           Vendor’s Responsibilities. During the Term, Vendor shall be responsible for the following, at its sole cost and expense:

a.           Telephone service; and

b.	Keeping the Concession clean, sanitary and free from trash and debris,

12.           Compensation for the Services.

a.           Vendor’s compensation for the Services shall be based solely on the Services provided

b.           All sales at the Concession are to be handled by Disney’s personnel whether on sue or by mail order or drop shipping. Vendor shall not accept any money from guests but shall refer all sales transactions, including special orders and mail orders, to Disney personnel for processing through cash registers in accordance with Disney’s standard sales procedures.

c.           Disney shall collect the compensation from the guests and shall pay to Vendor sixty percent (60%) of gross revenues from retail sales from the Services, less applicable sales, use, excise or other taxes. Disney shall retain the remaining gross revenues from retail sales from the Services. The term “gross revenues from retail sales from the Services” is denned as all monies and other things of value received by, or paid to, Disney and all credit extended by Disney, arising upon, out of or in connection with the Services at the Concession during the Term, plus the amount of any applicable sales, use, excise or other taxes, less the amount of any of Vendor’s merchandise or products which are returned to Disney or replaced by Disney, less the amount of any refunds made by Disney in connection with the Services, less the amount of any cancelled orders for Vendor’s merchandise or products. Such fee shall be payable on or before Thursday of each week with respect to gross revenues from retail sales from the Services made during the preceding week (Sunday through Saturday), through and including the calendar week immediately following the expiration or sooner termination of this Agreement.

d.           Disney shall maintain complete and accurate records evidencing the gross revenues from retail sales from the Services Disney agrees to make available to Vendor once each calendar year, upon thirty (30) days’ prior written request by Vendor, a full, permanent and accurate set of Disney’s accounting books and records relating solely to gross revenues from retail sales from the Services. Vendor will have the right, at its sole cost and expense, to audit said books and records, Disney agrees to keep all such books and records for at least three (3) years following the expiration or sooner termination of this Agreement.

13.           Taxes.

a.           Amounts retained by Disney or paid to Disney under this Agreement may be subject to tax. Accordingly, the applicable sales, use excise or other taxes on such amounts shall be deducted from Vendor’s compensation and retained by Disney or paid to Disney by Vendor, as appropriate.

b.           On or before the 10th day of each month during the Term (including the month immediately following the expiration or sooner termination of this Agreement), Vendor shall supply Disney with a copy of Vendor’s monthly sales tax report submitted to the State of Florida, Department of Revenue

14.           Exhibits The exhibits referred to in, and attached to, this Agreement are hereby incorporated herein by reference. Unless otherwise expressly provided in the exhibit or the body of this Agreement, in the event of any conflict or inconsistency with the provisions contained in the body of this Agreement and the exhibits, the provisions contained in the body of this Agreement shall prevail.

15.           Miscellaneous. The GENERAL TEPMS AND CONDITIONS attached to this Agreement are hereby incorporated herein by reference, This Agreement constitutes the entire agreement of the panics hereto with respect to the subject matter of this Agreement and supersedes any and all previous agreements between the panics, whether written or oral, with respect to such subject matter, Any modification of this Agreement shall be in writing and signed by both parties, If any provision of this Agreement is deemed to be invalid, it shall be considered deleted herefrom and shall not invalidate the remaining provisions.

16.           Signature Authority The person who executes this Agreement on behalf of either party hereto expressly represents and warrants that he/she has full and complete authority to do so, knowing that the other party intends to rely solely thereon.

17.           No Offer. This instrument does not constitute an offer by Disney. When executed by Vendor, it shall constitute an offer by Vendor to Disney irrevocable for a period often (10) days after receipt by Disney and, upon execution by Disney and delivery to Vendor, shall constitute a binding agreement between the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

(“DISNEY”)                                                               (“VENDOR”)

WALT DISNEY WORLD CO,                              CRYSTAL MAGIC, INC

By: /s/ Karl L. Holz                                                 By: /s/ Steven M. Rhodes

Print Name: Karl L. Holz                                        Print Name: Steven M. Rhodes

Title: Vice President               Title: President

GENERAL TERMS AND CONDITIONS

A.           Control of the premises. Nothing in this Agreement is intended or shall be deemed or construed to grant to or confer upon Vendor any rights whatsoever in respect of the Premises, including, without limitation, rights in connection with the closing, alteration, discontinuance, condemnation or casualty loss thereof. Accordingly, without limiting the generality of the foregoing. Disney shall have ultimate and unfettered control over the Premises.

B.           Themed Cart. If requested by Disney, Vendor shall provide a cart for use in connection with the Services. Disney shall have the right to approve every aspect of the Cart, including, without limitation, design, theming and signage, such approval to be in Disney’s sole and absolute discretion; provided, however, that by giving any such approval, Disney shall not assume responsibility for the quality, workmanship and/or safety of such cart. Once approved, Vendor shall not change the design, theming or any other aspect of the cart without the express written approval of Disney, which approval may be withheld by Disney in its sole discretion. Vendor’s expenditure of any monies in connection with the design, construction, installation, removal, acquisition and/or operation of the cart shall be at Vendor’s sole risk. Upon the expiration or sooner termination of this Agreement, Disney shall have the right to request that Vendor remove any theming from the cart and Vendor shall remove the cart from the Premises at its sole cost and expense. If Vendor shall fail to remove the cart from the Premises, Disney may, at its option, either remove and dispose of the cart at Vendor’s expense or retain the same, in which latter event all right, title and interest therein shall pass to and vest in Disney.

C.           Disney’s Approval of Cart Manufacturer. The architects, engineers, consultant and general contractors selected by Vendor for the design and production of the cart shall be licensed in the State of Florida and shall be subject to the prior written approval of Disney, which approval may be withheld by Disney in its sole discretion. If requested by Disney, Vendor shall furnish to Disney copies of all contracts for any work in connection with the design and construction of the cart (including, without limitation, all contracts for the purchase of materials and supplies in connection therewith).

D.           No Representations or Warranties by Disney. Disney makes no representations or warranties whatsoever in connection with this Agreement, including, without limitation, the condition of the Premises, its suitability for the use described herein or for any other use, the visibility, of the Concession to the guests of the Premises, the profitability of the Services to be provided at the Concession or the success or failure of the Services to be provided at the Concession.

E.           Participants. Vendor acknowledges that Disney and its parent, related, affiliated and subsidiary companies are parties to certain participant agreements and that Disney and its parent, related, affiliated and subsidiary companies may enter into additional participant agreements in the future. Vendor agrees to comply with the provisions of such participant agreements as they exist from time to time. Disney shall disclose the relevant provisions of such agreements to Vendor.

F.           Licenses. Vendor and its employees shall be licensed as required by law. Vendor shall obtain and maintain throughout the Term, all professional, occupational equipment, and other licenses and permits required by law to perform the Services and shall provide copies of such licenses to Disney upon request.

G.           Disney Traditions/Guest Surveys/Meetings. If requested by Disney, Vendor and its employees shall enroll in, at Vendor’s expense, and complete the Disney Traditions class and any other Disney class that Disney deems necessary prior to commencement of the Services or at any time thereafter as Disney may determine in its sole discretion. Vendor and its employees shall, if requested by Disney: (i) conduct or participate in guest evaluation and experience surveys at periodic intervals relating to the Premises and/or the Concession and (ii) attend meetings called by Disney.

H.           Parking Passes/ID Cards. Disney shall provide Vendor and its employees with parking passes and ID cards to gain admission to the Premises and to the cast parking lot at the Premises. Upon the expiration or sooner termination of this Agreement, Vendor shall return to Disney all parking passes and ID cards issued to Vendor and its employees pursuant to this Agreement.

I.           Additional Services/Disney Standard. Vendor shall pay Disney for any and all services provided by Disney which are requested by Vendor, including, without limitation, the installation of water lines and fixtures, electricity lines and sanitary sewer. In addition, to the extent Disney determines that Vendor needs additional equipment to provide the Services, including, without limitation, lightning rods, Disney shall have the option of either requiring Vendor to acquire and install such equipment at Vendor’s sole cost and expense or acquiring and installing such equipment itself and then billing Vendor for such equipment and installation. Further, to the extent Disney determines that any of the equipment, supplies, signage or any other items or materials used by Vendor in connection with the Services do not satisfy the Disney standard, as determined by Disney from time to time, Disney shall have the option of either requiring Vender to bring such equipment, supplies, signage or any other items or materials into compliance at Vendor’s sole cost and expense or taking whatever actions are required, as determined by Disney in its sole discretion, to bring such equipment, supplies, signage or any other items or materials into compliance and then billing Vendor for such actions.

J.           Late Charges. Any amounts payable by Vendor pursuant to this Agreement which are not paid when due shall bear interest from the date due until the date paid at the lesser of the maximum rate allowed by law or the annual rate of eighteen percent (18%) and such interest shall be payable on demand. Vendor shall be responsible for all costs and expenses that Disney, or its designee, may incur in collecting any amount due from Vendor hereunder or in enforcing any of Disney’s other rights or remedies under this Agreement, including, without limitation, attorneys’ fees and fees of other professionals.

K.           Credit Cards/Charges. If so requested by Disney, Vendor will accept (in accordance with procedures established by Disney from time to time) WALT DISNEY WORLD® hotel identification cards, Disney Dollars and/or other Forms of resort cards, gift certificates and package coupons distributed by Disney and/or any of Disney’s parent, related, affiliated or subsidiary companies to guests at the WALT DISNEY WORLD® Resort, for payment for the Services. Disney will pay Vendor the total amount of all such card charges Disney Dollars, resort cards, gift certificates and package coupons to the extent Vendor has complied with Disney’s procedures, less a reasonable service fee (currently three and one-half percent (3-1/2%) of the total amount of all such card charges, Disney Dollars, resort cards, gift certificates and package coupons), and such amount paid by Disney to Vendor shall be considered part of “gross revenues from retail sales from the Services” for purposes of this Agreement. If so requested by Disney, Vendor will also accept American Express, Visa, MasterCard, Discover Card, Diners; Club, JCB (Japanese Credit Bureau) Card, and/or other credit cards in payment for the Services.

L.           Guest Claims. Vendor shall promptly inform Disney of any guest claims or complaints and any such claims or complaints will be handled exclusively by Disney’s personnel in accordance with Disney’s policies and procedures.

M.           Change of Concession. Disney reserves the right to change the location of the Concession at which Vendor performs the Services upon seven (7) days prior notice to Vendor. Additionally, Disney reserves the right to introduce new vendors at any location at the, Premises who may or may not be in direct competition with Vendor.

N.           Personal property. All personal property placed upon the Premises by Vendor or any of its employees (including, but not limited to, inventory, Equipment and supplies) shall remain Vendor’s or its employees’ property, and shall be placed upon the Premises at Vendor’s or its employees’ sole risk. Disney shall not be responsible for any loss (including, without limitation, theft) of or damage to any of Vendor’s or its employees’ personal property on the Premises, except to the extent such loss or damage was caused solely by the gross negligence or willful misconduct of Disney. If requested by Disney, Vendor shall give Disney prompt written notice of any occurrence, incident or accident occurring on the Premises that causes, or threatens to cause, damage or loss to the Premises or any property contained therein.

O.           Vendor’s Employees.

i.           Vendor’s employees, if any, shall be under Vendor’s direct supervision and control. In addition, Vendor shall comply with, and Vendor shall ensure that each of its employees complies with, all of Disney’s standards, rules, and regulations which may be in effect from time to time and applicable to employees of entities sponsoring attractions or corporate displays at the WALT DISNEY WORLD® Resort, or any part thereof, including, but not limited to, the rules of conduct and personal appearance standards established by Disney for its own employees.

ii.           Vendor, and its employees, shall; (a) not insult, use offensive or profane language or gestures toward or in the presence of, or argue with or be discourteous to, any guests of the Premises, or any of Disney’s employees or representatives; (b) not use, possess or be under the influence of alcohol narcotics, drugs or other hallucinatory agents while on Disney’s premises; and (c) otherwise comply with any and all rules and regulations promulgated by Disney from time to time for the protection and safety of Disney’s guests and for their comfort and convenience.

iii.           Vendor hereby assumes, and releases Disney from, any and all risks to Vendor and its employees in connection with the Services. Accordingly, Disney shall have no obligation whatsoever to compensate Vendor, or its employees, on account of any injuries or property damage which Vendor, or its employees, may sustain as a result of the performance of the Services hereunder, except to the extent such injuries or damage were caused solely by the gross negligence or willful misconduct of Disney, and Vendor hereby waives, on its own behalf and on behalf of any persons claiming by, through or under Vendor, any and all rights of recovery which Vendor, or its employees, may now or hereafter have against Disney on account of any such injury or property damage sustained by Vendor, or its employees, as a result of the performance of the Services. The provisions of this section shall survive the expiration or sooner termination of this Agreement.

iv.           Any persons that assist Vendor in the performance of the Services shall be Vendor’s employees and not the employees of Disney or its parent, related, affiliated or subsidiary companies, and they, as well as Vendor, shall not be entitled to participate in any of Disney’s employee benefit or welfare plans, or to receive any of Disney’s employee benefits. Vendor will pay all salaries and all social security taxes, federal and state unemployment insurance and any and all similar taxes relating to Vendor and its employees. Vendor shall provide to Disney, upon request, evidence that Vendor and its employees possess valid visas, passports or other documentation to enable Vendor and its employees, respectively, to perform the Services.

v.           Vendor acknowledges that Disney has a policy relating to criminal background checks, which policy is applicable to all prospective new employees and certain existing employees of Disney and its parent, related, affiliated and subsidiary companies employed in connection with the WALT DISNEY WORLD® Resort, as well as all prospective new employees and certain existing employees of third parties operating businesses in the WALT DISNEY WORLD® Resort. Accordingly, Vendor agrees that, with respect to all prospective new employees of Vendor employed in connection with the Premises and certain existing employees of Vendor that may be assigned to work in the Premises from time to time during the Term. Vendor will conduct, at its own expense, criminal background checks in compliance with the requirements and procedures set forth in such policy, as the same may be amended from time to time during the Term. Vendor shall comply with such requirements and procedures to the minimum extent set forth in the policy and Vendor may, consistent with all applicable laws, wish to conduct more comprehensive or inclusive employee criminal background searches on its own accord. Vendor shall, at Vendor’s expense, comply with all laws applicable to the initial retrieval and subsequent use and disclosure of the information it obtains from conducting such criminal background checks (including, without limitation, the Fair Credit Reporting Act).

P.           Representations and Warranties. Vendor hereby warrants and represents to Disney that: (i) Vendor has the experience, staff, skill and authority to perform the Services; (ii) Vendor shall comply with all applicable federal, state and local laws, rules, regulations, codes, statutes, ordinances, and orders of any governmental or regulatory authority including, without limitation, the Reedy Creek Improvement District. (iii) Vendor is adequately financed to meet any financial obligation Vendor may be required to incur hereunder, (iv) Vendor has obtained all licenses and permits required to observe and perform the terms, covenants, conditions and other provisions on its part to be observed or performed under this Agreement; (v) any material or work product provided by Vendor under this Agreement shall not infringe upon any patent, trademark or copyright, or otherwise violate the rights of, any person, firm or corporation; (vi) Vendor has obtained and will maintain during the Term, all necessary licenses, consents, permissions and releases (including, without limitation, any necessary licenses from third parties for the artwork which is used in Vendor’s performance or the Services), and will timely make all payments to third parties, that may be required to provide the Services; (vii) to the extent Vendor is a corporation, Vendor is duly organized, validly existing and in good standing in its State of incorporation; (viii) in providing the Services, Vendor shall use good moral judgment; (ix) there is no actual or potential conflict of interest between the Services to be performed by Vendor under this Agreement and its family, business, financial or other interests, and Vendor shall immediately notify Disney of any actual or potential conflict of interest of which Vendor becomes aware during the Term; and (x) Vendor will not engage any current employee of Disney or any of its parent, related, affiliated or subsidiary companies or any person who was employed by Disney or any of its parent, related, affiliated or subsidiary companies within the past twelve (12) months to perform any part of the Services.

Q.           Year 2000. Vendor represents and warrants to Disney that any equipment and software, including, without limitation, any embedded software necessary for Vendor to fulfill its obligations under this Agreement will process dates correctly prior to, during and after the calendar year 2000. This shall include, but not be limited to, century recognition, calculations that accommodate same century and multicentury formulas and date values, and interface values ital reflect the century. In the event Vendor become aware that any such equipment or software will not or does not process data containing any date subsequent to the year 1999 correctly. Vendor shall immediately notify Disney of that fact and promptly correct or replace the equipment or software to eliminate such processing problem. If Vendor fails to correct or replace any equipment or software that does not meet the foregoing warranty within a reasonable period of time, Disney shall have the right (but not the obligation) to correct or replace the inadequate equipment and software at Vendor’s expense and receive full reimbursement from Vendor for the costs incurred.

R.           Recordation of this Agreement. This Agreement shall not be recorded.

S.           Liens.

i.           The Premises and the Concession shall not be subjected to liens of any nature by reason of Vendor’s construction, alteration, repair, restoration, replacement or by reason of any other act or omission of Vendor (or of any person claiming by, through or under Vendor). All persons dealing with Vendor are hereby placed on notice that such persons shall not look to Disney or to Disney’s credit or assets for payment or satisfaction of any obligations incurred in connection with the construction, alternation, repair, restoration, replacement, use or reconstruction of the Concession by or on behalf of Vendor. Vendor has no power, right or authority lo subject Disney to any lien or claim of lien including, but not limited to, mechanics and other materialmen’s liens. Vendor shall not create or permit to be created any lien, encumbrance or charge against the Premises or any part of the Premises including, but not limited to, the Concession.

ii.           To secure the payment of all compensation due and to become due hereunder and the faithful performance of this Agreement by Vendor, Vendor hereby gives to Disney an express first and prior contract lien and security interest on all property (including, without limitation. Vendor’s merchandise, inventory, supplies, Equipment, etc.) which may be placed in the Premises, and also upon all proceeds of any insurance which may accrue to Vendor by reason of destruction of or damage to any such property. Such property shall not be removed from the Premises without the prior written approval of Disney (which approval may be withheld by Disney in its sole discretion) until all arrearages in compensation then due to Disney hereunder shall first have been paid. If requested by Disney, Vendor shall execute and deliver to Disney, Uniform Commercial Code Financing Statements in sufficient form so that when properly filed, the security interest hereby given shall thereupon be perfected.

T.           Confidentiality.

i.           Vendor and/or its employees may, during the course of this Agreement, have access to, and acquire knowledge of or from, materials, data, strategies, systems, or other information relating to Disney, or its parent, related, affiliated or subsidiary companies, which may not be accessible or known to the general public. All such knowledge acquired by Vendor, or its employees, shall be kept confidential and shall not be used, published or divulged by Vendor, or its employees, (a) to any other person, firm or corporation, (b) in any advertising or promotion regarding Vendor, its employees, or its services, or (c) in any other manner or connection whatsoever without first having obtained Disney’s prior written permission, which permission Disney may withhold in its sole discretion.

ii.           Vendor agrees that any suggestions, ideas, information, documents or things which it discloses to Disney shall not be subject to an obligation of confidentiality by Disney, and Disney shall not be liable for any use or disclosure thereof, unless there is a prior written agreement to the contrary among the parties.

iii.           The provisions of this section shall survive the expiration or sooner termination of this Agreement.

U.           Disney’s Promotion Rights. Notwithstanding any other provision of this Agreement to the contrary, Disney shall have the right, without obtaining Vendor’s approval, to photograph, take motion pictures of and televise in any manner or through any media, the Concession and any parts thereof, either individually or as an integral part of the WALT DISNEY WORLD® Resort or any part thereof such right shall include the right to use Vendor or any of its employees or representatives. Disney may display, use, sell, license or otherwise exploit any such photographs or pictures for promotional purposes, both during and after the Term, and all of the foregoing materials and all benefits and revenues obtained therefrom shall be Disney’s sole and exclusive property. If requested by Disney, Vendor shall (other than the payment of money) obtain, for Disney’s benefit, releases, clearances or other instruments from any of Vendor’s employees and representatives necessary to permit Disney to make and use or cause to be made and used any such photographs or pictures for any of the purposes herein provided.

The provisions of this section shall survive the expiration or sooner termination of this Agreement.

V.           No Use of the Disney Name. Vendor shall acquire no rights under this Agreement to use, and Vendor shall not use: (i) the WALT DISNEY WORLD or “Disney” mark, name or symbol; (ii) the name “Waller E. Disney” or any variation thereof; (iii) any mark, name, symbol, photograph, film or other representation of any theme park, water park, hotel, restaurant, nightclub, or any other facility located in the WALT DISNEY WORLD® Resort; or (iv) any “Disney” fanciful characters (such as MICKEY MOUSE), designs, symbols, representations, figures, drawings, ideas or other matter owned, developed or created by The Walt Disney Company, or any of its related, affiliated or subsidiary companies. The provisions of this section shall survive the expiration or sooner termination of this Agreement.

W.           Insurance. Vendor shall provide and keep in force during the Term the following coverages:

i.           Commercial General Liability Insurance (including, without limitation, contractual and product liability coverages) and Automobile Liability Insurance (for all vehicles), with minimum limits of $2,000,000 and $1,000,000, respectively, combined single limit per occurrence, protecting Vendor, Disney, Disney’s parent, related, affiliated and subsidiary companies and the officers, directors, agents, employees and assigns of each, from and against claims for personal injury, bodily injury (including, without limitation, death) and property damage that may arise from or in connection with the performance of the Services hereunder or from or out of any act or omission of Vendor, its officers, directors, agents or employees;

ii.           Workers’ Compensation Insurance as required by applicable law, and Employer’s Liability Insurance with minimum limits of $1,000,000 per occurrence; and

iii.           Such further insurance, in adequate amounts, against risks commonly insured against in the case of similar operations.

All such insurance required in this section shall (a) be in companies with a Best Guide Rating of B+VII or better and on forms acceptable to Disney, (b) provide that the coverage thereunder may not be reduced or canceled unless thirty (30) days’ unrestricted prior written notice thereof is furnished to Disney, (c) be primary and not contributory, and (d) be on an occurrence basis. Certificates of Insurance (or copies of policies, if required by Disney) shall be furnished to Disney, at least thirty (30) days prior to commencement of the Services hereunder, naming Disney, its parent, related, affiliated and subsidiary companies and the officers, directors, agents, employees and assigns of each, as additional insureds, and shall contain a waiver of subrogation with respect to the additional insureds.

X.           Indemnification. Vendor shall defend (if requested by Disney), indemnify and hold harmless, Disney, its parent, related, affiliated and subsidiary companies and the officers, directors, agents, employees and assigns of each, from and against any and all damages, claims, demands, suits, judgments, losses or expenses (including, without limitation, attorneys’ fees and fees of other professionals) of any nature whatsoever (whether based on tort, breach of contract, product liability, patent or copyright infringement or otherwise) arising directly or indirectly from or out of: (i) the sale, use, provision or consumption of any products or services offered for sale or otherwise obtained in connection with the Services; (ii) any act or omission of Vendor its officers, directors, agents, suppliers or employees; (iii) any failure of Vendor to perform the Services hereunder in accordance with generally accepted industry standards; (iv) any breach of Vendor’s representations as set forth in this Agreement; (v) any injuries to, or death of, any of Vendor’s employees; or (vi) any other failure of Vendor to comply with the obligations on its part to be performed hereunder. The provisions of this section shall survive the expiration or sooner termination of this Agreement.

Y.           Limitations on Disney’s Liability. Disney shall not be liable to any person, firm or corporation as a result of any act or omission by Vendor or any other person, firm or corporation associated with Vendor, nor upon any occurrence arising out of or related in any way to this Agreement or any use of the Premises by Vendor. IN NO EVENT SHALL DISNEY BE LIABLE TO VENDOR FOR ANY INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Z.           Independent Contractor. In the performance of the Services hereunder, Vendor shall be an independent contractor and not an agent, employee, partner or joint venturer of Disney or its parent, related, affiliated or subsidiary companies, and Vendor shall not interfere with Disney’s operations.

AA.           Personal Services. This Agreement is for Vendor’s personal services and may not be assigned, subcontracted or transferred by Vendor without Disney’s prior written approval, which may be withheld by Disney in its sole discretion Disney may assign this Agreement without Vendor’s consent.

BB.           Broker and Commission. All negotiations relating to this Agreement have been conducted by and among Disney and Vendor without the intervention of any person or other party as agent or broker. Disney and Vendor represent and warrant to each other that there are and will be no broker’s commissions or fees payable in connection with this Agreement by reason of their respective dealings, negotiations or communications.

CC.           Notices. All notices and approvals submitted hereunder may be sent by certified mail, return receipt requested to the addresses set forth on the first page of this Agreement, or delivered by hand to the Concession at the Premises, or any party hereto may also deliver any such notices and/or approvals by depositing such notices with a reliable air courier service marked and prepaid for overnight delivery and addressed as provided on the first page of this Agreement. If such notice is sent by certified mail, notice shall be deemed given three (3) days following mailing; if such notice is delivered by hand, such notice shall be deemed given when delivered to the Concession; and if such notice is sent by air courier, notice shall be deemed given one (1) day following deposit with such air courier service.

DD.           Force Majeure. If the performance by either party of its obligations under this Agreement is delayed or prevented in whole or in part by any cause not reasonably within its control, it shall be excused, discharged and released from performance to the extent such performance is so limited or prevented without liability of any kind. Nothing herein contained shall be construed as requiring any party to accede to any demands of labor or labor unions, suppliers or other entities which it considers unreasonable.

EE.           Governing Law. This Agreement shall be construed, regulated and enforced under and by the laws of the State of Florida without regard to conflicts of laws principles. Venue for any legal action arising out of this Agreement shall be in Orange County, Florida and jurisdiction shall be vested exclusively in the Circuit Court of the Ninth Judicial Circuit in and for Orange County, Florida (or if the Circuit Court shall not have jurisdiction over the subject matter thereof, then to such other court sitting in said county and having subject matter jurisdiction). The parties hereby consent to the jurisdiction of such court and to the service of process outside the State of Florida pursuant to the requirements of such court in any matter so to be submitted to it, and expressly waive all rights to trial by jury regarding any such matters.

FF.           Waiver of Rights. The failure of any party hereto to insist upon the Strict performance of this Agreement, or any of the terms, covenants, representations and conditions hereof, shall not be deemed a waiver of any rights or remedies that such party may have and shall not be deemed a waiver of any subsequent breach in respect of any such terms, covenants, representations and conditions.

GG.           Regulatory Inspection Reports. Vendor shall deliver to Disney, immediately following receipt by Vendor, copies of any inspection or evaluation report or any notice of violation of or failure to comply with any law, rule or regulation applicable to the Premises or Vendor’s operation of the Concession, which is delivered to Vendor by any governmental authority (including, without limitation, any agency of the Florida Department of Business and Professional Regulation).

HH.           HACCP. If, in accordance with Vendor’s permitted use of the Premises under this Agreement, Vendor prepares and serves to the public any “Potentially Hazardous Food” (as such term is defined in the Food and Drug Administration Food Code) then Vendor shall adopt and implement a Hazard Analysis and Critical Control Point (“HACCP”) program which shall be used by Vendor in the operation of its business. Upon receipt of a written request, Disney shall provide Vendor a copy of the Walt Disney World Co. HACCP plan for informational, comparative and illustrative purposes only.

EXHIBIT A

SCOPE OF SERVICES

Vendor will assist Disney, as an independent contractor, in setting up a display area within the Premises, to provide the following services for sale to the guests of the Premises:

Generating guest portraits and 3-D characters, logos and/or artwork (Mickey Mouse, Minnie Mouse, Donald Duck, Goofy, Pluto, Figment, Imagination Institute logo, Epcot® logo, Space Mountain, Cinderella Castle and any other characters, logos and artwork approved by Disney in writing) sculpture reproductions inside optically transparent material (a crystal glass cube).

Vendor shall also provide the entertainment and show aspects associated with the Services. Vendor will provide the Services at the times and on the dates that the Premises are open to the public.

Vendor agrees that to the extent Vendor uses photographic materials (including, without limitation, film and photographic paper) in connection with the Services, Vendor will only use Kodak products. Any substitutions which may be available from other companies require Disney’s prior written approval in each instance, which approval Disney may withhold in its sole discretion.

EXHIBIT B

MERCHANDISE/OTHER PRODUCTS/SERVICES

Vendor agrees to provide only the following merchandise/other products/services for sale:

Merchandise/Other Products/Services

Optically transparent material (a crystal glass cube) which contains guest portraits and 3-D characters, logos and/or artwork (Mickey Mouse, Minnie Mouse, Donald Duck, Goofy, Pluto, Figment, logo, of Imagination Institute or Epcot®).

EXHIBIT C

EQUIPMENT

Vendor shall provide the following equipment

Vendor shall provide the following equipment

1.	Laser safety provisions:
ANSI Class IV laser system
Interlocked and labeled enclosure per ANSI ZI36.1
Keyswitch and emergency stop

2.	Laser Subsystem
Ultra GRM 1064, standard specifications
Wavelength: 1064 nm (Nd: YAG fundamental)

3.	Positioner Subsystem
Stepper-driven 3-axis positioning system with motors, drives, and indexer

4.	System Controller
PC-platform including, but not limited to
Intel PII-350 MHz or better processor
128 MB RAM
10 GB internal mass storage (hard drive)
1.44MB removable mass storage (floppy drive)
Multi-protocol network card
Frame grabber card
17” color monitor
Keyboard
RS-232 serial interface
Operating system: Windows 98

5.	Video Display System
Color CCD camera and macro lens
Incandescent “top light”
Visible red targeting diode laser
Video output signal

EXHIBIT D

CODE OF CONDUCT FOR MANUFACTURERS

At The Walt Disney Company, we are committed to:

•	a standard of excellence in every aspect of our business and in every corner of the world;
•	ethical and responsible conduct in all of our operations;
•	respect for the rights of all individuals; and
•	respect for the environment.

We expect these same commitments to be shared by all manufacturers of Disney merchandise. At a minimum, we require that all manufacturers of Disney merchandise meet the following standards:

Child Labor      Manufacturers will not use child labor.

The term “child” refers to a person younger than 15 (or 14 where local law allows) or, if higher, the local legal minimum age for employment or the age for completing compulsory education.

Manufacturers employing young persons who do not fall within the definition of “children” will also comply with any laws and regulations applicable to such persons.

Involuntary Labor	Manufacturers will not use any forced or involuntary labor, whether prison, bonded, indentured or otherwise.

Coercion and Harassment
Manufacturers will treat each employee with dignity and respect, and will not use corporal punishment, threats of violence or other forms of physical, sexual, psychological or verbal harassment or abuse.

Nondiscrimination
Manufacturers will not discriminate in hiring and employment practices, including salary, benefits, advancement, discipline, termination or retirement, on the basis of race, religion, age, nationality, social or ethnic origin, sexual orientation, gender, political opinion or disability.

Association	Manufacturers will respect the rights of employees to associate, organize and bargain collectively in a lawful and peaceful manner, without penalty or interference.

Health and Safety
Manufacturers will provide employees with a safe and healthy workplace in compliance with all applicable laws and regulations, ensuring at a minimum reasonable access to potable water and sanitary facilities; fire safety; and adequate lighting and ventilation. Manufacturers will also ensure that the same standards of health and safety are applied in any housing that they provide for employees.

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Compensation
We expect manufacturers to recognize that wages are essential to meeting employees’ basic needs. Manufacturers will, at a minimum, comply with all applicable wage and hour laws and regulations, including those relating to minimum wages, overtime, maximum hours, piece rates and other elements of compensation, and provide legally mandated benefits. Except in extraordinary business circumstances, manufacturers will not require employees to work more than the lesser of (a) 48 hours per week and 12 hours overtime or (b) the limits on regular and overtime hours allowed by local law or, where local law does not limit the hours of work, the regular work week plus 12 hours overtime. In addition, except in extraordinary business circumstances, employees will be entitled to at least one day off in every seven-day period.

Manufacturers will compensate employees for overtime hours at such premium rate as is legally required or, if there is no legally prescribed premium rate, at a rate at least equal to the regular hourly compensation rate.

Where local industry standards are higher than applicable legal requirements, we expect manufacturers to meet the higher standards.

Protection of the
Environment	Manufacturers will comply with all applicable environmental laws and regulations.

Other Laws
Manufacturers will comply with all applicable laws and regulations, including those pertaining to the manufacture, pricing, sale and distribution of merchandise. All references to “applicable laws and regulations” in this Code of Conduct include local and national codes, rules and regulations as well as applicable treaties and voluntary industry standards.

Subcontracting
Manufacturers will not use subcontractors for the manufacture of Disney merchandise or components thereof without Disney’s express written consent, and only after the subcontractor has entered into a written commitment with Disney to comply with this Code of Conduct.

Monitoring and
Compliance
Manufacturers will authorize Disney and its designated agents (including third parties) to engage in monitoring activities to confirm compliance with this Code of Conduct, including unannounced on-site inspections of manufacturing facilities and employer-provided housing; reviews of books and records relating to employment matters; and private interviews with employees. Manufacturers will maintain on site all documentation that may be needed to demonstrate compliance with this Code of Conduct.

Publication
Manufacturers will take appropriate steps to ensure that the provisions of this Code of Conduct are communicated to employees, including the prominent posting of a copy of this Code of Conduct, in the local language and in a place readily accessible to employees, at all times.

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